January 28, 2025

Catalyst Strategic Income Opportunities Fund

36 North New York Avenue, 3rd Floor

Huntington, NY 11743

Re:	Catalyst Strategic Income Opportunities Fund (File Nos. 333-276546 and 811-23928)

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 under the Securities Act of 1933, as amended, to the Catalyst Strategic Income Opportunities Fund’s Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP